Exhibit 99.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Rule 14a-12.

MAGMA DESIGN AUTOMATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAGMA DESIGN AUTOMATION, INC.

5460 BAYFRONT PLAZA

SANTA CLARA, CALIFORNIA 95054

(408) 565-7500

May             , 2005

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Magma Design Automation, Inc. that will be held on             , June     , 2005, at              at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California.

The formal notice of the Special Meeting of Stockholders and the proxy statement are included with this invitation.

After reading this proxy statement, please mark, date, sign and return the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE SPECIAL MEETING OF STOCKHOLDERS IN PERSON. Your vote is important, so please return your proxy promptly.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Rajeev Madhavan

Chairman of the Board and

Chief Executive Officer

MAGMA DESIGN AUTOMATION, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held June             , 2005

To the Stockholders of Magma Design Automation, Inc.:

The Special Meeting of Stockholders (the “Special Meeting”) of Magma Design Automation, Inc. (“Magma”), a Delaware corporation, will be held on             , June     , 2005 at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California, at              Pacific Time, in order to approve a proposed Stock Option Exchange Program, which would allow Magma employees (other than executive officers) to exchange stock options with an exercise price per share of $10.50 or greater for options to purchase a lesser number of shares at an exercise price equal to the fair market value of Magma’s common stock on the date such new options are granted.

No other business may properly be brought before the Special Meeting.

Stockholders of record as of the close of business on May 16, 2005 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Special Meeting will be available at the office of Magma’s Secretary, 5460 Bayfront Plaza, Santa Clara, California, for ten days prior to the meeting.

It is important that your shares are represented at the meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors

Beth Roemer

Vice President, General Counsel and Secretary

May     , 2005

Please note: the accompanying proxy statement does not constitute an offer to holders of Magma stock options to exchange their options pursuant to the Stock Option Exchange Program. If the Program is approved by stockholders, Magma will provide eligible employees with written materials explaining the full terms and conditions of the Program, and will also file these materials with the Securities and Exchange Commission. When these materials become available, employees eligible for the Program should read them carefully because they will contain important information. Once the materials are filed with the Securities and Exchange Commission, they will be available free of charge at www.sec.gov and on Magma’s investor relations website at http://investor.magma-da.com/home.cfm and by contacting Magma’s Investor Relations department at 5460 Bayfront Plaza, Santa Clara, CA 95054-3600.

MAGMA DESIGN AUTOMATION, INC.

5460 BAYFRONT PLAZA

SANTA CLARA, CALIFORNIA 95054

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Magma Design Automation, Inc., a Delaware corporation, of proxies in the accompanying form to be used at Magma’s Special Meeting of Stockholders to be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California, on                 , June     , 2005, at              Pacific Time, and any adjournment or postponement thereof (the “Special Meeting”). Magma’s principal executive offices are located at 5460 Bayfront Plaza, Santa Clara, California 95054-3600 and our telephone number is (408) 565-7500.

We anticipate that our definitive proxy statement and form of proxy will be sent to Magma stockholders on or about May 20, 2005.

Who Can Vote

Stockholders of record at the close of business on May 16, 2005 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, Magma had              shares of common stock, $.0001 par value, outstanding.

How You Can Vote

You may vote your shares at the Special Meeting either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the proxy card in the enclosed prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Special Meeting and want to vote in person. The shares represented by the proxies received in response to this solicitation and not properly revoked prior to the Special Meeting will be voted at the Special Meeting in accordance with the instructions therein. On the matter presented to the Special Meeting for which a choice has been specified by a stockholder on the proxy card, the shares will be voted accordingly. If you return your proxy, but do not mark your voting preference, your shares will be voted FOR the approval of the Stock Option Exchange Program.

Registered stockholders can simplify their voting and save Magma additional expense by calling 1-866-540-5760 or voting via the Internet at http://www.proxyvoting.com/lava. Telephone and Internet voting information is provided on the proxy card if these options are available to you. Votes submitted via the Internet or by telephone must be received by 11:59 PM Eastern Time on June             , 2005. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Special Meeting;

•	by submitting written notice of revocation to the Secretary of Magma prior to or at the Special Meeting; or

•	by submitting another proxy of a later date that is properly executed prior to or at the Special Meeting.

Required Vote and Voting of Proxies

On all matters, each holder of common stock is entitled to one vote for each share held as of the Record Date. The Stock Option Exchange Program Proposal will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Special Meeting will be tabulated by the Inspector of Elections. The Inspector will also determine whether or not a quorum is present. In general, under Delaware law and Magma’s bylaws a quorum for the transaction of business at the Special Meeting is established if a majority of shares entitled to vote are present in person or represented by proxy at the meeting.

Abstentions with respect to the Stock Option Exchange Program Proposal are treated as shares present or represented and entitled to vote on the proposal and have the same effect as negative votes. If a broker that is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote those shares on the proposal, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to the proposal, then the non-voted shares will be counted for quorum purposes but not deemed to be present or represented for purposes of determining whether stockholder approval of the proposal has been obtained.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it in the enclosed postage-prepaid return envelope so that, whether you intend to be present at the Special Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Special Meeting.

STOCK OPTION EXCHANGE PROGRAM PROPOSAL

Overview

On April 18, 2005, our Board of Directors approved a Stock Option Exchange Program (the “Program”) which, if Magma’s stockholders approve, will allow Magma employees to surrender stock options with exercise prices of $10.50 per share or more and receive in exchange new stock options with an exercise price equal to the closing trading price of our common stock on the Nasdaq National Market on the date the new options are granted (anticipated to be in August 2005). The new options will have a term of five years and will vest over 24, 36 or 48 months, depending on the length of a participating employee’s service with Magma. Magma’s Chief Executive Officer, its four most highly compensated officers other than the CEO, and members of its Board of Directors are not eligible to participate in the Program.

Options to purchase approximately 6.1 million shares of our common stock are eligible for exchange, and options to purchase approximately 4.3 million shares of our common stock may be issued if all are surrendered in the Program. The exercise prices of outstanding options that are eligible for the Program range from $10.50 to $30.28 per share, and these options are held by approximately 543 employees.

The Program will not take place unless it is approved by Magma’s stockholders. Stock option exchanges are explicitly permitted by each of the four Magma stock option plans under which options eligible for exchange under the Program have been granted, and we are therefore not required by the terms of the plans or under the rules of the Securities & Exchange Commission or the Nasdaq Stock Market to obtain stockholder approval for the Program. However, we have made the Program contingent on stockholder approval to give stockholders an opportunity to vote on this important matter and as part of our commitment to achieving high standards of corporate governance. If stockholders do not approve the Program, currently outstanding options with an exercise price per share of $10.50 or greater will remain outstanding and in effect in accordance with their existing terms.

As further described in this proxy statement, Magma’s Board of Directors believes that the Program is a key component of Magma’s strategy to retain and motivate top employees in the competitive electronic design automation software industry, and therefore it is in the best interests of the company and its stockholders. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE STOCK OPTION EXCHANGE PROGRAM.

Rationale for the Program

Magma provides electronic design automation (“EDA”) software products and related services. Our software enables chip designers to reduce the time it takes to design and produce complex integrated circuits used in the communications, computing, consumer electronics, networking and semiconductor industries. As an EDA software provider, we generate substantially all our revenue from the semiconductor and electronics industries. Our customers typically fund purchases of our software and services out of their research and development budgets. As a result, our revenue is heavily influenced by our customers’ long-term business outlook and willingness to invest in new chip designs.

Beginning in late 2000, the semiconductor industry entered its steepest and longest downturn of the past 20 years, with industry sales dropping significantly from late 2000 to early 2002. As a result, our customers have focused on controlling costs and reducing risk, lowering research and development (“R&D”) expenditures, cutting back on design starts, purchasing from fewer suppliers, requiring more favorable pricing and payment terms from suppliers, and pursuing consolidation within their own industry. While the semiconductor industry experienced a moderate recovery in 2003, our customers have remained cautious in their R&D spending and design starts, and consequently in their spending on EDA tools.

These conditions prevailing in the EDA market have had a negative impact on our earnings and our stock price. In addition, since Synopsys, Inc., one of our competitors, sued us for patent infringement in September

2004, our stock price has been affected by uncertainty surrounding that litigation. Although we believe that Synopsys’s claims are without merit and that we will ultimately prevail in the case, we expect the inherent unpredictability of intellectual property litigation to affect our stock price until the case is resolved.

As a result of recent declines in our stock price, many of the options held by our employees have an exercise price significantly above the current trading price of our stock; on April 25, approximately 75% of the options held by our non-executive employees were “underwater.” Underwater options do not serve their intended purpose as an incentive for our employees to remain with Magma and contribute to our long-term growth and success. Our Board of Directors considered alternative means of enhancing employee incentives, including granting additional stock options at current market prices and increasing cash compensation. However, granting additional stock options would increase the potential for dilution of existing stockholders; it would also exhaust the pool of shares available for equity awards under our 2001 Stock Incentive Plan. Increasing cash compensation enough to replace equity compensation would substantially increase our compensation expense and reduce our cash flow from operations. The Board therefore concluded that the preferred solution was to implement, with stockholder approval, a stock option exchange program designed to replace many of our employees’ outstanding underwater options with a smaller number of options that have an exercise price more closely aligned with current market conditions.

We expect that the “Replacement Options” that will be granted under the Program will help us to motivate and retain our employees, and thereby help us succeed in the intense competition for the top talent in our industry. By excluding our members of the Board of Directors, our CEO and four most highly compensated officers from the Program, we are ensuring that we focus on our paramount goal of promoting employee loyalty, which in turn will enhance long-term stockholder value. In the near term, the Program allows us to continue to use our cash resources to increase stockholder value through strategic stock and convertible note repurchases that will raise our earnings per share. The Board has designed the Program with stockholder interests in mind, and encourages you to vote for its approval.

Eligibility

All employees of Magma and its subsidiaries, other than our CEO and our four other highest paid executive officers, are “Eligible Employees” for the purposes of the Program. Participation in the Program is voluntary. We have approximately 543 Eligible Employees.

Magma’s executive officers and members of the Board of Directors are not eligible to participate in the Program. We may also exclude employees in certain non-U.S. jurisdictions from the Program if local law would make their participation infeasible or impractical.

How the Program will Work

If our stockholders approve the Program, then promptly thereafter we will distribute the “Offer to Exchange”—a document containing the full terms and conditions of the Program—to Eligible Employees holding stock options with an exercise price per share of $10.50 or higher (“Eligible Options”). Eligible Options exist under four of Magma’s stock plans: the currently active 2001 Stock Incentive Plan and the 2004 Employment Inducement Plan, and the 1998 Stock Incentive Plan and the Moscape 1997 Incentive Stock Plan, both of which are closed to new grants. All four stock plans are described in greater detail under the heading “Information about Magma Stock Plans” below.

Concurrently with the distribution of the Offer to Exchange, we will file an issuer tender offer statement on Schedule TO, including the Offer to Exchange and related materials, with the Securities and Exchange Commission. After the distribution of the Offer to Exchange and the filing of the Schedule TO, Eligible Employees will have at least 20 business days to elect to exchange some or all of their Eligible Options for Replacement Options on a grant-by-grant basis. They will make this election by filling out an election form which will be distributed to them as part of the Offer to Exchange and submitting the form to Magma’s stock option administration department within the 20 business day period (or such longer period as Magma chooses to keep the Offer open). Once the Offer is closed, Eligible Options that were surrendered for exchange in accordance with the terms of the Offer will be cancelled, and Magma’s Board of Directors will approve grants of

Replacement Options to participating employees according to the Exchange Ratios described below. All Replacement Options will be granted under Magma’s 2001 Stock Incentive Plan and will be subject to the terms of such plan and a Stock Option Agreement, including a Notice of Stock Option Award, to be entered into between Magma and each participating employee. The exercise price per share of the Replacement Options will be the “fair market value” of a share of Magma common stock as defined in the 2001 Plan, which is the closing trading price of a share of such on the Nasdaq National Market on the date the Replacement Options are granted (anticipated to be in August 2005).

If you are both a stockholder and an Eligible Employee holding Eligible Options, please note that voting to approve the Program at the Special Meeting does not constitute an election to participate in the Program.

Program Features

Exchange Ratios.    In this proxy statement, we refer to the relationship of the number of shares underlying an Eligible Option that an Eligible Employee exchanges to the number of shares underlying the Replacement Option he or she can receive in the Program as the “Exchange Ratio”. The Exchange Ratio for a given Eligible Option grant exchanged in the Program depends on exercise price of that option, as shown in the table below:

If the exercise price of an Eligible Option is…	…the Exchange Ratio is…
greater than $25.00	5 for 3
from $20.01 to $25.00	20 for 13
from $15.01 to $20.00	10 for 7
from $10.50 to $15.00	4 for 3

For example, if an employee exchanges an Eligible Option to purchase 5,000 shares at an exercise price of $16.00 per share, that employee will receive a Replacement Option to purchase 3,500 shares at an exercise price equal to fair market value on the date of grant. If application of the applicable Exchange Ratio to a particular Eligible Option surrendered for exchange results in a fractional share, the number of shares underlying the Replacement Option issuable in the exchange will be rounded down to the nearest whole share on a grant-by-grant basis.

The Exchange Ratios shown in the table above were designed to reflect the relatively lower value of Eligible Options with an exercise price significantly above fair market value, and the correspondingly higher value of Eligible Options with a lower exercise price. Since an Eligible Option with a high exercise price is worth less than an option with an exercise price closer to the current trading price of Magma’s common stock, an Eligible Option with a high exercise price is exchangeable for a Replacement Option exercisable for relatively fewer shares than an Eligible Option with an exercise price that falls in a lower row of the table above. For example, an Eligible Option exercisable for 1,000 shares at an exercise price of $12.00 per share can be exchanged for a Replacement Option to purchase 750 shares, whereas an Eligible Option for 1,000 shares at an exercise price of $26.00 per share can be exchanged for a Replacement Option to purchase only 600 shares.

The following table summarizes information regarding the options eligible for exchange in the program, as of April 25, 2005:

Exercise Price of Eligible Options	Number of Shares Underlying Eligible Options	Weighted Average Exercise Price of Eligible Options	Remaining Weighted Average Life of Eligible Options (Years)	Maximum Number of Shares Underlying Replacement Options that may be Granted upon Surrender of Eligible Options
greater than $25	298,473	$26.55	8.74	179,083
$20.01 to $25	1,685,284	$22.44	8.62	1,095,434
$15.01 to $20	1,433,884	$17.19	8.58	1,003,718
$10.50 to $15	2,694,560	$12.78	8.74	2,020,920
Total:	6,112,201	$17.15	8.67	4,299,155

Vesting Schedule.    Replacement Options will have new vesting schedules that depend upon the length of an employee’s service with Magma as of the date of grant of the Replacement Options, as shown in the table below:

If an employee has been employed by Magma…	…then the shares underlying his or her Replacement Option will vest over…
Less than 2 years	48 months, with 12.499% of the shares vesting after 6 months of continuous service, and 2.0833% of the shares vesting for each month of continuous service thereafter
2 to 3 years	36 months, with 16.667% of the shares vesting after 6 months of continuous service, and 2.7778% of the shares vesting for each month of continuous service thereafter
More than 3 years	24 months, with 25.000% of the shares vesting after 6 months of continuous service, and 4.1667% of the shares vesting for each month of continuous service thereafter

If an Eligible Option is tendered in the Program, its current vesting schedule will no longer be relevant. For example, if an Eligible Employee tenders a fully vested option, the Replacement Option he or she receives in exchange will not be fully vested. Instead, after a six month cliff period during which no vesting will occur, 12.499%, 16.667% or 25.000% of the shares subject to the Replacement Option will vest, and the remainder of the shares will vest monthly over 48, 36 or 24 months, respectively, depending on how long the employee has worked for Magma, as shown in the table above. These vesting schedules were designed with the goal of promoting employee retention: employees who choose to exchange their Eligible Options must remain at Magma for two to four years from the grant date of the Replacement Options in order to get the full benefit of those options.

Term.    All Replacement Options will have term of five years, in contrast to Eligible Options, all of which had ten-year terms at their grant date. The five-year term is less than the weighted average expected life of the Eligible Options, and is intended to ensure that employees who participate in the Program will not derive any additional benefit from an extended option term unless they are relatively long-term employees whose surrendered options had a remaining term of less than five years.

Tax status.    All Replacement Options will be non-qualified stock options (“NQSOs”), even if the Eligible Options exchanged for them are incentive stock options (“ISOs”). A summary of the tax treatment of ISOs and NQSOs, from both a company and employee perspective, is provided below under the heading “Information about Magma’s Stock Plans” and the subheading “Federal Income Tax Information.” In addition, as discussed below, the option exchange itself should be treated as a non-taxable exchange that will have no income tax effects on Magma, its stockholders or its employees.

Accounting Impact

Magma will be subject to variable accounting charges with respect to the 4.3 million shares underlying Replacement Options that may be issued under the Program. This charge will be recognized quarterly as the options vest over the vesting schedules described above. The amount of the charge recognized each quarter will be the aggregate difference between the fair market value of the shares underlying the Replacement Options at the end of each quarter and the exercise price of the Replacement Options, minus any expense recognized to date for such options. Upon our adoption of SFAS No. 123 (revised), Share-Based Payment (“SFAS 123R”), we will no longer expense the Replacement Options using variable accounting and will not be required to recognize any remaining unrecognized variable compensation charge for such options. We expect to adopt SFAS 123R no later than the beginning of our fiscal year 2007 on April 3, 2006.

Income Tax Impact

The exchange of Eligible options should be treated as a non-taxable exchange and no income should be recognized for U.S. Federal Income Tax purposes by Magma or our employees upon the grant of the Replacement Options. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences.

Impact on Magma’s Stockholders

Because the number of Eligible Options surrendered in the Program will be greater than the number of Replacement Options issued, the Program will reduce the percentage of Magma’s outstanding common stock represented by options, or “overhang”. We cannot predict the level of employee participation in the Program; however, assuming all Eligible Options are exchanged under the program, overhang will be reduced by approximately 8%. Up to 641,399 shares underlying exchanged options will be returned to the 2001 Stock Incentive Plan to allow that plan the capacity to issue Replacement Options in exchange for Eligible Options originally granted under the 1998 Stock Incentive Plan and the Moscape 1997 Stock Incentive Plan, both of which are closed for new grants, and the 2004 Employment Inducement Plan, which can only issue grants to newly hired employees. Other than those 641,399 shares, all of the shares representing the excess of the number of Eligible Options over the number of Replacement Options will be cancelled and retired, thus reducing overhang and potential stockholder dilution by up to 1,171,647 shares. This reduced overhang, when combined with our strategic repurchases of our stock and convertible notes, will help increase stockholder value by improving earnings per share.

Information about Magma’s Stock Plans

Although the Program does not require Magma to amend any of its stock plans under which Replacement Options have been issued, we are providing a summary of material terms of those plans to provide stockholders with further context in which to make their decision about approving the Program. This section includes a table showing the grant history of each plan involved in the Program, followed by a narrative description of each plan.

Grant History by Stock Plan

Stock options granted over the life of each plan to our CEO and our four highest paid officers other than the CEO (referred to as “Named Executive Officers”), our current executive officers as a group, our non-employee directors, and our employees other than executive officers are set forth below:

	2001 Stock Incentive Plan	2004 Employment Inducement Plan	1998 Stock Incentive Plan	Moscape Plan
Named Executive Officers:
Rajeev Madhavan	430,000	0	413,570	0
Roy E. Jewell	602,393	0	514,284	0
Saeid Ghafouri	400,000	0	0	0
Hamid Savoj	477,927	0	107,398	0
Gregory Walker	430,000	0	0	0
Current Executive Officers	2,340,320	0	1,035,252	0
Current Non-Employee Directors	446,664	0	0	0
Current Employees	6,717,483	374,625	2,201,834	53,789

As stated above, our Named Executive Officers and Non-Employee Directors are not eligible to participate in the Program, and the above information is intended only to provide disclosure regarding past option grants.

2001 Stock Incentive Plan

Term of the Plan.    The 2001 Stock Incentive Plan was first adopted by the Board of Directors in May 2001 and was approved by Magma’s stockholders in August 2001. It became effective November 19, 2001, the date of Magma’s initial public offering. In August 2003, Magma’s stockholders approved an amendment to the plan changing the vesting schedule applicable to options granted to non-employee directors. The plan will terminate in May 2011, unless it is terminated earlier by the Board of Directors.

Administration of the Plan.    The plan is administered by Magma’s Compensation Committee, which currently consists of Directors Kevin Eichler, Tom Rohrs, Chet Silvestri, Timothy Ng and Wade Meyercord. Except for the automatic option grants to non-employee directors described below, the Compensation Committee has the authority to construe and interpret the plan, grant awards and make all other determinations necessary or advisable for the administration of the plan, and its decisions are final and binding on all participants under the plan. The Compensation Committee may delegate to a committee of one or more directors the authority to grant awards under the plan to employees who are not considered officers or directors of Magma under Section 16 of the Securities Exchange Act of 1934.

Amendment of the Plan.    The Board of Directors may amend the plan at any time. Rights and obligations under any option granted before amendment of the plan shall not be materially impaired by such amendment, except with consent of the person to whom the option was granted. An amendment to the plan shall be subject to the approval of stockholders only to the extent required by applicable laws, regulations or rules. As a condition to its listing on the NASDAQ National Market, Magma is required to obtain stockholder approval of any material amendment to the plan. As discussed above, the Program does not require an amendment to the plan.

Shares Reserved Under the Plan.    2,000,000 shares of common stock were initially reserved for issuance under the plan. The number of shares reserved for issuance will increase automatically on January 1 of each year by an amount equal to the lesser of 6 million shares or 6% of Magma’s total outstanding shares of common stock as of the immediately preceding December 31, or a lesser amount as determined by the Board of Directors. In addition, except for shares retired pursuant to the Program as described above, shares that are subject to issuance upon exercise of an option but cease to be subject to such option for any reason (other than exercise of such option), and shares that are subject to an award granted but are forfeited or repurchased by Magma at the original issue price, or that are subject to an award that terminates without shares being issued, will again be available for grant and issuance under the plan.

Options Currently Outstanding or Available for Future Grants Under the Plan.    As of April 25, 2005, there were options to purchase 8,102,091 shares outstanding under the plan, 5,244,228 of which were eligible for exchange under the Program, and 858,522 shares were available for the grant of future options or other awards under the plan.

Eligibility.    The plan provides that awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of Magma or of any parent, subsidiary or affiliate of Magma as the Compensation Committee may determine. The plan authorizes the award of options that qualify as incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options (“NQSOs”), restricted stock awards, stock appreciation rights and stock units, provided that only employees may receive ISOs. NQSOs and all awards other than ISOs may be granted to employees and all other participants under the plan. No participant will be eligible to receive more than 1,000,000 shares in any fiscal year pursuant to the grant of a stock option under the plan, and no participant will be eligible to receive more than 1,000,000 shares in any fiscal year pursuant to the grant of a stock appreciation right under the plan. As of April 25, 2005, approximately 543 people were eligible to participate in the plan.

Terms of Options.    As discussed above, the Compensation Committee determines many of the terms and conditions of awards granted under the plan, including whether an option will be an ISO or a NQSO. Each option is evidenced by an agreement in such form as the Compensation Committee approves and is subject to the following conditions (as described in further detail in the plan):

•	Vesting and Exercisability: Options become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the Compensation Committee and as set forth in the related stock option agreement. To date, as a matter of practice, options have generally been subject to a four-year vesting period. The maximum term of each option is ten years from the date of grant (or five years in the case of an option granted to a 10% or greater stockholder). However, all Replacement Options granted under the Stock Option Exchange Program will have a five year term and will be subject to the vesting schedules shown under the heading “Program Features” above.

•	Exercise Price: Each stock option agreement states the exercise price of the options, which, for all ISOs and NQSOs granted to non-employee directors, may not be less than 100% of the fair market value of Magma’s common stock on the date of grant (and not less than 110% with respect to an ISO granted to a 10% or greater stockholder). NQSOs granted to participants other than non-employee directors may be at an exercise price as determined by the Compensation Committee, provided that such exercise price may not be less than the par value of Magma’s common stock.

•	Method of Exercise: The exercise price is typically payable in cash or by check, but may also be payable, at the discretion of the Compensation Committee, in a number of other forms of consideration.

•	Termination of Employment: Options cease vesting on the date of termination of service with Magma or the death or disability of the participant. Options granted under the plan generally expire 3 months after the termination of the participant’s service to Magma, except in the case of death or disability, in which case the awards generally may be exercised up to 6 months following the date of death or disability.

•	Acceleration; Change of Control: The Compensation Committee may provide, at the time an award is granted or thereafter, that the vesting and exercisability of such award shall accelerate in the event of a participant’s death, disability or retirement or upon a Change of Control of Magma (as defined in the plan), provided that, with respect to an ISO, such acceleration shall not occur without the participant’s consent. NQSOs granted to non-employee directors will become 100% vested and exercisable in the event of a Change of Control. In the event Magma is a party to a merger or reorganization, outstanding awards shall be subject to the agreement of merger or reorganization, which shall provide for the continuation, assumption, substitution, acceleration or settlement of such awards. Options, stock appreciation rights and stock units shall terminate, to the extent not previously exercised or settled, immediately prior to dissolution or liquidation.

Non-Employee Director Option Grants.    Upon first joining the Board of Directors, each non-employee director receives an automatic stock option grant for 50,000 shares, with 25% of such shares vesting one year after the date of grant and 2.0833% vesting each additional month of continuous service as a director thereafter. In addition, on the first business day following each regular annual meeting of stockholders, each non-employee director who will continue serving on the Board of Directors receives an automatic stock option grant for 20,000 shares (a “refresh grant”), provided that a non-employee director who is first elected to the Board of Directors other than at the annual meeting of stockholders shall receive an automatic stock option grant for a pro rata portion of 20,000 shares, based on the number of months remaining until the next annual meeting of stockholders. Refresh stock option grants to non-employee directors become will become 100% vested and exercisable on the day immediately prior to the annual meeting of stockholders in the year immediately following the year of the grant, subject to continued service with Magma or a parent, subsidiary or affiliate of Magma. As of April 25, 2005, Magma’s Board of Directors included five non-employee directors who were eligible to receive these refresh stock option grants.

Terms of Other Awards.    Restricted stock awards, stock appreciation rights and stock units are evidenced by a written agreement and are subject to the terms and conditions as determined by the Compensation Committee, which may or may not require that such awards be subject to vesting. The exercise price for such awards is typically payable in cash or by check, but may also be payable, at the discretion of the Compensation Committee, in a number of other forms of consideration. In the event of a Change of Control, merger or other reorganization, awards under the plan will be treated as set forth under subsection Acceleration; Change of Control in the section entitled Terms of Options above.

Future Option Grants.    The amounts of future option grants under the 2001 Stock Incentive Plan to Magma’s named executive officers, all current executive officers as a group, all current non-employee directors as a group, and all current employees as a group are not determinable because, under the terms of the 2001 Stock Incentive Plan, such grants are made in the discretion of the Compensation Committee. The exercise prices of options to be granted in the future under the 2001 Stock Incentive Plan are not determinable because they will be based upon the fair market value of Magma’s common stock on the date of grant. However, all members of the non-employee Board of Directors who are not executive officers will automatically be granted stock options as described above under the section entitled “Non-Employee Director Option Grants.”

Federal Income Tax Information

The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to Magma and participating employees associated with awards granted under the plan. The U.S. federal tax laws may change and the U.S. federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participating employee has been and is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Plan.

Tax Treatment of the Participant

Incentive Stock Options.    An optionee will recognize no income upon grant of an ISO and will incur no tax upon exercise of an ISO unless the optionee is subject to the alternative minimum tax. If the optionee holds the shares purchased upon exercise of the ISO (the “ISO Shares”) for more than one year after the date the option was exercised and for more than two years after the option grant date, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

If the optionee disposes of ISO Shares prior to the expiration of either required holding period (a “disqualifying disposition”), then gain realized upon such disposition, up to the difference between the option exercise price and the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such ISO Shares), will be treated as ordinary income. Any additional gain will be capital gain, and treated as long-term capital gain or short-term capital gain depending upon the amount of time the ISO Shares were held by the optionee.

Alternative Minimum Tax.    The difference between the exercise price and fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the alternative minimum tax (“AMT”). The AMT (imposed to the extent it exceeds the taxpayer’s regular tax) is currently 26% of an individual taxpayer’s alternative minimum taxable income (28% percent in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount (currently, $58,000 in the case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as the exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

Nonqualified Stock Options.    An optionee will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO, the optionee must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the optionee’s exercise price. The included amount must be treated as ordinary income by the optionee and may be subject to income tax withholding by Magma (either by payment in cash or withholding out of the optionee’s salary). Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as long-term or short-term capital gain or loss.

Restricted Stock.    A transferee receiving restricted shares for services recognizes taxable income when the shares become substantially vested, generally when they are transferable or no longer subject to a substantial risk of forfeiture. Restricted shares will become substantially vested under the plan as the company’s right of repurchase lapses. Upon vesting, the transferee will include in ordinary income (and may be subject to withholding by Magma) an amount equal to the difference between the fair market value of the shares at the time they become substantially vested and any amount paid for the shares. Upon resale of the shares by the transferee, subsequent appreciation or depreciation in the value of the shares is treated as capital gain or loss.

A transferee can make an election with the IRS, not later than 30 days after the date of the transfer of the restricted shares, to include in income as compensation (treated as ordinary income), in the year of the transfer of such restricted shares, an amount equal to the difference between the fair market value of such shares on the date of transfer and any amount paid for such shares. The included amount must be treated as ordinary income by the transferee and may be subject to income tax withholding by Magma. Income is not again required to be included upon the lapse of the restrictions. However, upon resale of the shares by the transferee, any appreciation or depreciation in the value of the shares after the date of receipt will be treated as capital gain or loss.

Stock Appreciation Rights and Stock Units.    Participants will generally be taxed on stock appreciation rights and stock units when they receive stock or cash, unless there are restrictions on the shares that enable the participants to defer the tax.

Maximum Tax Rates.    The maximum federal tax rate applicable to ordinary income is 35%. Long-term capital gain on stock held for more than twelve months will be taxed at a maximum rate of 15%. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

Tax Treatment of Magma

Magma will be entitled to a deduction in connection with the exercise of a NQSO by a domestic employee or other person to the extent that the optionee recognizes ordinary income. Magma will be entitled to a deduction in connection with the disposition of shares acquired under an ISO only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

ERISA Information

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

2004 Employment Inducement Award Plan

The 2004 Employment Inducement Award Plan (“Inducement Plan”) was adopted by the Board of Directors on August 30, 2004. Under the Inducement Plan, the Company (with the approval of the Compensation Committee of the Board of Directors) may grant non-qualified stock options to “New Hire” employees who are not executive officers of the Company. These employees may also be awarded restricted common shares, stock appreciation rights (“SARs”) or stock unit awards (“Stock Units”). The maximum aggregate number of options, SARs, Stock Units and restricted shares that may be awarded under the Inducement Plan is 1,000,000 shares. The Committee determines whether an award may be granted, the number of shares/options awarded, the date an award may be exercised, vesting and the exercise price. Each award must be subject to an agreement between each applicable employee and the company. The term of the plan continues until May 4, 2011.

As of April 25, 2005, there were options to purchase 374,625 shares outstanding under the Inducement Plan, all of which are shares underlying Eligible Options, and 625,375 shares were available for the grant of future options or other awards under the plan.

1998 Stock Incentive Plan

On March 31, 1999 the Company adopted the 1998 Stock Incentive Plan (“1998 Plan”). Under the 1998 Plan, the Company may grant options to purchase common stock to employees, directors, and consultants. Shares that are subject to options that in the future expire, terminate or are cancelled or as to which options have not been granted under these plans will not be available for future option grants or issuance. As discussed above, Replacement Options granted in exchange for Eligible Options issued under the 1998 Plan will be issued from the 2001 Stock Incentive Plan. Options granted under the 1998 Plan were either incentive stock options or non-qualified stock options. The exercise price of incentive stock options and non-qualified stock options were no less than 100% and 85%, respectively, of the fair market value per share of the Company’s common stock on the grant date (110% of fair market value in certain instances), as determined by the Board of Directors. Pursuant to the 1998 Plan, the Board of Directors also had the authority to set the term of the options (no longer than ten years from the date of grant, five years in certain instances). Under the terms of the 1998 Plan, the options become exercisable prior to vesting, and the Company has the right to repurchase such shares at their original purchase price if the optionee is terminated from service prior to vesting. Such rights expire as the options vest over the vesting period, which is generally four years.

As a result of the 2001 Stock Incentive Plan becoming effective, no shares of the Company’s common stock are available for future issuance under the 1998 Plan. As of April 25, 2005, there were options to purchase 1,280,607 shares outstanding under the 1998 Plan, 471,532 of which are shares underlying Eligible Options.

Moscape 1997 Incentive Stock Plan

In connection with Magma’s acquisition of Moscape, Inc. in August 2000, Magma assumed options to purchase stock initially granted under Moscape’s 1997 Incentive Stock Plan (“Moscape Plan”). Options issued under the Moscape Plan have been converted into options to purchase Magma common stock on the terms specified in the agreement and plan of reorganization with Moscape but are otherwise administered in accordance with the terms of Moscape Plan. No additional awards have been or will be made under the Moscape Plan.

The Moscape Plan provided for the granting of stock options and stock purchase rights to employees, officers, directors and consultants. Both the options and stock purchase rights under the Moscape Plan are exercisable immediately, subject to the Company’s repurchase right in the event of termination, and generally vest over four years and expire ten years after the date of grant.

As of April 25, 2005, there were options to purchase 23,658 shares outstanding under the Moscape Plan, 21,816 of which are shares underlying Eligible Options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 25, 2005 as to shares of common stock beneficially owned by: (i) each person who is known by Magma to own beneficially more than 5% of its common stock; (ii) each of Magma’s executive officers; (iii) each of Magma’s current directors; and (iv) all directors and executive officers of Magma as a group. Unless otherwise stated below, beneficial ownership information is based solely upon information furnished by the respective stockholders in their filings with the Securities and Exchange Commission. Unless otherwise noted below, the address of each beneficial owner is c/o Magma Design Automation, Inc., 5460 Bayfront Plaza, Santa Clara, California 95054. The percentage of common stock beneficially owned is based on 35,266,558 shares outstanding as of April 25, 2005. Shares of common stock that may be issued pursuant to the exercise or conversion of options, warrants or convertible securities within 60 days of April 25, 2005, are deemed to be issued and outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individuals.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned
5% Stockholders:
Federated Investors, Inc. (2)	3,533,042	10.0%
Andreas Bechtolsheim (3)	3,116,307	8.8%
T. Rowe Price Associates, Inc. (4)	2,858,100	8.1%
J. & W. Seligman & Co. (5)	2,210,500	6.3%
Ahmet H. Okumus (6)	1,778,970	5.0%

Named Executive Officers and Directors:
Rajeev Madhavan (7)	1,768,983	4.9%
Roy E. Jewell (8)	445,774	1.3%
Saeid Ghafouri (9)	118,457	*
Hamid Savoj (10)	328,252	*
Gregory C. Walker (11)	61,457	*
Kevin C. Eichler (12)	32,083	*
Wade Meyercord (13)	16,666	*
Timothy J. Ng (14)	51,596	*
Thomas M. Rohrs (15)	44,755	*
Chester J. Silvestri (16)	44,755	*
All directors and executive officers as a group (10 persons) (17)	2,912,778	7.9%

*	Amount represents less than 1% of the outstanding shares of Magma’s common stock.
(1)	To Magma’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.
(2)	Federated Investors, Inc. (“Parent”) is the parent holding company of Federated Investment Management Company, Federated Investment Counseling and Federated Global Management Investment Corp., which act as investment advisors to registered investment companies and separate accounts that own these shares of Magma’s common stock. All of Parent’s outstanding stock is held in the Voting Shares Irrevocable Trust (“Trust”) for which John J. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, “Trustees”). The Trustees have collective voting control over the Trust. The Parent, Trust and each of the Trustees disclaim beneficial ownership of these shares. The address of these entities and persons is Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779.
(3)	Per stockholder effective 4/26/05. Stockholder’s address is 897 Lakeshore Blvd., Incline Village, NV 89451.
(4)	These shares are owned by various individual and institutional investors to which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor. Price Associates has sole voting power over 522,200 shares and sole investment power over 2,858,100 shares, and disclaims beneficial ownership of these shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)	J. & W. Seligman and Co. Incorporated (“JWS”) is investment advisor to Seligman Communications and Information Fund, Inc. (the “Fund”). The majority of the outstanding voting securities of JWS are owned by William C. Morris. JWS and Mr. Morris beneficially own and share voting and investment power over 2,210,500 shares of Magma’s common stock. Of these shares, the Fund beneficially owns 2,000,000 shares over which the Fund shares voting power and dispositive power with JWS and Mr. Morris.
(6)	Ahmet H. Okumus (“Okumus”) shares voting and/or dispositive power over these shares with: (a) Okumus Opportunity Fund, Ltd., (b) Okumus Technology Value Fund, Ltd., (c) Okumus Market Neutral Fund, Ltd., and (d) Okumus Diversified Value Fund, Ltd., all of which are entities incorporated in the British Virgin Islands, for which Okumus Capital, LLC, a Delaware limited liability company of which Okumus is the managing member, serves as the investment manager; (b) Okumus Opportunity Partners, LP, a Delaware limited partnership, for which Okumus Advisors, LLC, a Delaware limited liability company of which Okumus is the managing member, serves as general partner and investment advisor; (c) Okumus Technology Value Partners, LP, a Delaware limited partnership, for which Okumus Technology Advisors, LLC, a Delaware limited liability company for which Okumus Technology Advisors, LLC, a Delaware limited liability company of which Okumus is the managing member, serves as general partner and investment advisor; (d) Okumus Market Neutral Partners, LP, a Delaware limited liability company of which Okumus is the managing member, serves as general partner and investment advisor; and (e) Okumus Diversified Value Partners, L.P., a Delaware limited partnership, for which Okumus Diversified Advisors, LLC, a Delaware limited liability company of which Okumus is the managing member, serves as general partner and investment advisor. The address of Okumus is 850 Third Avenue, 10th Floor, New York, New York 10022.
(7)	Includes 565,771 shares issuable upon exercise of stock options. Also includes 308,156 shares held by the Madhavan Living Trust UAD 10/29/1998. Mr. Madhavan and his spouse, Geetha Madhavan, are trustees of the Madhavan Living Trust UAD 10/29/1998.
(8)	Includes 380,814 shares issuable upon exercise of stock options.
(9)	Includes 118,457 shares issuable upon exercise of stock options.
(10)	Includes 143,422 shares issuable upon exercise of stock options.
Also includes 182,927 shares subject to Magma’s lapsing right of repurchase.
(11)	Includes 61,457 shares issuable upon exercise of stock options.
(12)	Includes 32,083 shares issuable upon exercise of stock options.
(13)	Includes 16,666 shares issuable upon exercise of stock options.
(14)	Includes 51,596 shares issuable upon exercise of stock options.
(15)	Includes 44,755 shares issuable upon exercise of stock options.
(16)	Includes 44,755 shares issuable upon exercise of stock options.
(17)	Includes 1,459,776 shares issuable upon exercise of stock options.
Also includes 182,927 shares subject to Magma’s lapsing right of repurchase.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of March 31, 2005, Magma maintained its 2001 Stock Incentive Plan and 2001 Employee Stock Purchase Plan, both of which were approved by stockholders. Magma’s 1997 Stock Incentive Plan and 1998 Stock Incentive Plan, both of which were terminated in connection with Magma’s initial public offering in November 2001, were also approved by stockholders. In addition, Magma maintains the 2004 Employment Inducement Award Plan, which was not approved by stockholders. The Inducement Plan provides for awards as an inducement to employment in compliance with Rule 4350(k)(1)(A) of the National Association of Securities Dealers, Inc. (“NASD”); its material features are described above under the heading “Information about Magma Stock Plans” and subheading “2004 Employment Inducement Award Plan.” The following table provides information about equity awards under the plans described above as of March 31, 2005:

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Equity Compensation Plans (Excluding Shares Reflected in Column (a))
Equity compensation plans approved by stockholders:
1997, 1998 and 2001 Stock Incentive Plans	9,579,297	$15.3559	680,410	(1)
2001 Employee Stock Purchase Plan	—	—	3,337,419	(2)
Equity compensation plans not approved by stockholders (3):
2004 Employment Inducement Award Plan	387,625	$14.2953	612,375

Total	9,966,922	$15.3147	4,630,204

(1)	The 2001 Stock Incentive Plan contains an “evergreen” provision whereby the number of shares reserved for issuance increases automatically on January 1 of each year by an amount equal to the lesser of 6 million shares or 6% of Magma’s total outstanding shares of common stock as of the immediately preceding December 31, or a lesser amount as determined by the Board of Directors.
(2)	The 2001 Employee Stock Purchase Plan contains an “evergreen” provision whereby the number of shares reserved for issuance increases automatically on April 1 of each year by an amount equal to the lesser of 3 million shares or 3% of Magma’s total outstanding shares of common stock on that date, or a lesser amount determined by the Board of Directors.
(3)	In connection with Magma’s acquisition of Moscape, Inc. in August 2000, Magma assumed options to purchase stock initially granted under Moscape’s 1997 Incentive Stock Plan. The options have been converted into options to purchase Magma common stock on the terms specified in the agreement and plan of reorganization with Moscape but are otherwise administered in accordance with the terms of Moscape’s plan. No additional awards have been or will be made under Moscape’s plan. The options generally vest over four years and expire ten years after the date of grant. As of March 31, 2005, there were outstanding options to purchase a total of 23,658 shares of Magma common stock under this plan, with a weighted average exercise price of $10.3100 per share. Information regarding these assumed options is not included in the table above.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Magma’s Annual Meeting of Stockholders will be held on August 30, 2005, at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California. Proposals of stockholders of Magma that are intended to be presented by such stockholders at Magma’s 2005 Annual Meeting must have been received by the Secretary of Magma no later than March 21, 2005 in order that they may be included in Magma’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in Magma’s proxy statement for the 2005 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of Magma at the principal executive offices of Magma and otherwise complies with the provisions of Magma’s bylaws. To be timely, the bylaws provide that Magma must have received the stockholder’s notice not less than 50 days nor more than 75 days prior to the scheduled date of the meeting. Notices received outside of these dates will be considered untimely and will not be able to be presented at the meeting.

OTHER MATTERS

No other business may be presented at the Special Meeting.

PAYMENT OF COSTS; ADDITIONAL SOLICITATION

The expense of printing, mailing proxy materials and soliciting of proxies will be borne by Magma. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers and other employees of Magma by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. We have also retained MacKenzie Partners, Inc. to assist us in soliciting proxies for the Special Meeting and expect to pay MacKenzie approximately $10,000 for its services, plus out of pocket expenses. Magma will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Whether or not you intend to be present at the Special Meeting, we urge you to return your signed proxy promptly.

By Order of the Board of Directors

Beth Roemer

Vice President, General Counsel and Secretary

May     , 2005

Appendix to Proxy Statement

The Board of Directors recommends a vote FOR the Stock Option Exchange Program Proposal.			Please mark here for Address Change or Comments SEE REVERSE SIDE ☐
To approve the Stock Option Exchange Program proposed by the Board of Directors and described in this proxy statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” the Stock Option Exchange Program Proposal.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature	Date

Please sign where indicated above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Special Meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/lava Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage- paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

MAGMA DESIGN AUTOMATION, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes Rajeev Madhavan, Roy E. Jewell or Gregory C. Walker as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Special Meeting of Stockholders of Magma Design Automation, Inc. (the “Company”) to be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California on June     , 2005 at              Pacific Time, or at any postponements or adjournments thereof, and instructs said Proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the Stock Option Exchange Program Proposal.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Address Change/Comments (mark the corresponding box on the reverse side)

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